UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2022

cbdMD, INC.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8845 Red Oak Blvd, Charlotte, NC  28217

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (704) 445-3060

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common	YCBD	NYSE American
8% Series A Cumulative Convertible Preferred Stock	YCBD PR A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2022 Scott Coffman, the Co-Chief Executive Officer and President of cbdMD, Inc. (the “Company”) advised the Company that he was retiring as Co-Chief Executive Officer and President of the Company and resigning from his positions with the Company effective May 16, 2022 (the “Effective Date”).  Mr. Coffman shall remain on the Company’s board of directors and as of the Effective Date shall serve as vice-chairman of the board of directors.  Mr. Martin Sumichrast shall continue to serve as the Company’s Chief Executive Officer and Chairman.

On the Effective Date, the Company entered into an Executive Employment Agreement with Kevin MacDermott pursuant to which Mr. MacDermott was hired to serve as the Company’s President.  Biographical information for Mr. MacDermott is as follows:

Mr. MacDermott, 60, served as advisor, chief strategy officer and executive vice president of business development for Convergence Acceleration Solutions, LLC (CAS Group), a Georgia based consulting company, primarily serving the telecommunications, cable and media sectors, from March 2020 through May 2022.  From October 2014 through March 2020 he served as chief operating officer of ANC, Inc., a North American multi-level marketing company based in North Carolina, which provides telecommunications, energy, merchant and other services.

The term of the agreement is one year, and may be renewed by mutual consent for up to two additional one year terms upon 60 days prior notice.  As compensation for his services, we agreed to pay him an annual base salary of $285,000, which shall increase to $350,000 per annum upon the first positive quarterly “Adjusted EBITDA” as determined by the Company.  He is entitled to receive a performance bonus, payable in a combination of cash and awards of common stock, and the performance bonus will be based upon his relative achievement of annual performance goals established by our board of directors upon recommendation of the compensation committee, with input from senior executive management.  Mr. MacDermott is also entitled to a discretionary bonus and he is entitled to participate in all benefit programs we offer our employees, reimbursement for business expenses and four weeks of annual paid vacation.

As additional compensation under the agreement we granted him under our 2021 Equity Incentive Plan a (i) restricted stock award of 125,000 shares of our common stock, and (ii) 5 year stock options to purchase 405,000 shares of our common stock, at an exercise price of $0.84 per share, vesting, subject to continued employment, in equal amounts over a three year period on May 15, 2023, May 15, 2024 and May 15, 2025.

The agreement may be terminated for cause, upon Mr. MacDermott’s death or disability, or by us without cause.  If we terminate the agreement for cause, or if it terminates upon Mr. MacDermott’s death, or if he voluntarily terminates the agreement, neither Mr. MacDermott nor his estate (as the case may be) is entitled to any severance or other benefits following the date of termination. If we should terminate the agreement without cause, we are obligated to continue to pay to Mr. MacDermott his base salary for the balance of the term of this agreement; provided that, in no event shall the remaining base salary to which he would be entitled to be for less than six months regardless of when the term ends.  If at any time during the term, Mr. MacDermott’s employment with us is terminated by us not for cause within the lesser of the remaining term or one year after the Change of Control (as defined in the agreement) or in the 90 days prior to the Change of Control upon the request of the acquiror, we are obligated to him an amount equal to the greater of (i) 1.5 multiplied by his then base salary or (ii) all of his base salary remaining to be paid during the initial term, payable in a lump-sum payment on the termination date of his employment hereunder but not earlier than the closing of the Change of Control.  Furthermore, upon a Change of Control of termination without cause, Mr. MacDermott’s options shall fully vest. The agreement also contains customary confidentiality, non-disclosure and indemnification provisions.

The description of the terms and conditions of the Executive Employment Agreement with Mr. MacDermott are qualified in their entirety by reference to the agreement which is filed as Exhibit 10.1 to this report.

In addition, on the Effective Date the Company granted Mr. T. Ronan Kennedy, the Company’s chief financial officer and chief operating officer, a performance bonus of $100,000 pursuant to the terms of his employment agreement.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

		Incorporated by Reference			Filed or Furnished Herewith
No.	Exhibit Description	Form	Date Filed	Number

10.1	Executive Employment between the Company and Kevin MacDermott dated May 16, 2022				Filed

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: May 17, 2022	By:	/s/ Marty Sumichrast
Marty Sumichrast, Chief Executive Officer

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